EXHIBIT 10.01
(Amended)

CAMPBELL STRATEGIC ALLOCATION FUND, L.P.

ADVISORY AGREEMENT

This Agreement made as of the 12th day of January, 1994 among Campbell Strategic Allocation Fund, L.P., a Delaware limited partnership (the "Fund"), and Campbell & Company, Inc. (the "General Partner").

W I T N E S S E T H:

THAT, WHEREAS, the General Partner has caused the Fund to be formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the "Act") for the purposes of speculative buying, selling, trading, and generally dealing in futures contracts, forward contracts, and related options (collectively referred to as "commodity interests"); and

WHEREAS, the Fund and the General Partner are fully cognizant of the high risks involved in trading commodity interests; and

WHEREAS, the Fund and the General Partner are, pursuant to the Amended Agreement of Limited Partnership establishing the Fund (the "Partnership Agreement"), authorized to utilize the services of one or more professional commodity trading advisors in connection with the commodity trading activities of the Fund; and

WHEREAS, the Fund and the General Partner have determined to utilize the General Partner to render commodity trading services to the Fund and wish to enter into this Agreement in order to set forth the terms and conditions upon which the General Partner will render and implement commodity management services in connection with the conduct by the Fund of its commodity trading activities during the term of this Agreement;

NOW, THEREFORE, the parties agree as follows:

1.                    ADVISORY DUTIES.  As of the commencement of trading operations of the Fund and until termination of this Agree-ment, the General Partner shall have sole authority and responsibility for directing the investment and reinvestment in commodity interests of the Fund's assets.  The General Partner will determine the trades in com-modity interests on behalf of the Fund in accordance with the Fund's Prospectus, included in the Fund's registration statement as declared effective by the Securities and Exchange Commission (the "Prospectus").  All purchases and sales of commodity interests shall be for the account and at the risk of the Fund.  All brokerage and floor commissions and fees, option premiums, and other transaction costs and expenses incurred in con-nection with transactions by and for the Fund shall be charged to the Fund.  The General Partner shall receive a Commodity Trading Autho-rization appointing it the Fund's agent and attorney-in-fact for such purpose.  The General Partner has selected PaineWebber Incorporated as the clearing broker (the "Commodity Broker").

2.                    INDEPENDENCE OF THE GENERAL PARTNER.  When acting as the Fund's trading advisor, the General Partner is an inde-pendent contractor and, unless otherwise expressly provided herein or authorized in writing, shall have no authority to act for or represent the Fund in any way, and shall not otherwise be deemed an agent of the Fund.

3.                    COMPENSATION.  The Fund will pay the General Partner a monthly management fee and a quarterly incentive fee as follows:

(a)                    Brokerage Fees.  The General Partner will receive Brokerage Fees equal to 8% of the Fund's month-end Net Assets per year.  The General Partner will remit 1% to the Commodity Broker and 4% to the Selling Agents and retain the remainder.

(b)          Performance Fee.  The General Partner will receive a performance fee equal to 20% of the aggregate quarterly cumulative appreciation in the Net Asset Value of the Units.  The performance fee will be paid only on profits from commodity trading attributable to Units outstanding, and no fee will be paid with respect to interest income.  Units which are redeemed other than at the end of the quarter will pay a performance fee, if any would otherwise be due, as of the end of the month in which the redemption occurs.  If any payment is made by the Fund in respect of a performance fee, and the Fund thereafter incurs a net loss, the General Partner will retain the amount previously paid.

If Unit value during a quarter declines, no performance fees shall be payable until the Unit value rises at least to the Unit level when the preceding performance fee was paid.  To the extent any Units are redeemed at a loss, any loss attributed to the redeemed Units shall not be carried forward to reduce future appreciation in Unit value.

If this Agreement shall be terminated other than at the end of a period when a fee is otherwise payable, performance fees shall be calculated as if such termination date were the end of the quarter and the management fee shall be prorated based on the number of trading days for which services were rendered divided by the total number of trading days in such month.  Fees shall be paid within 10 days after the date on which they are earned.

Neither the General Partner nor its principals or employees shall receive any per-transaction compensation, remuneration or payments whatsoever from any broker with whom the Fund carries an account for any transactions executed in the Fund's account.

4.                    RIGHT TO ADVISE OTHERS.  The advisory services provided hereunder are not to be  deemed exclusive.  The Fund acknowledges that the General Partner will render advisory, consulting and management services to other clients, which may be charged different fees from those charged the Fund.  The General Partner shall be free to advise others and manage other commodity accounts as well as trade for proprietary accounts during the term of this Agreement and to use the same or different infor-ma-tion and trading methods and strategies which the General Partner obtains, produces or utilizes in the performance of services for the Fund, and the General Partner shall be free to compete for the same commodity interests as the Fund or to take positions in commodity interests which are the same as or opposite to the Fund's positions on behalf of the General Partner and/or any other account advised, managed, or traded by the General Partner.

However, the General Partner warrants that the rendering of such consulting, advisory and management services to other commodity futures trading accounts and entities will not materi-ally impair the discharge of the General Partner's responsibilities under this Agree-ment and that the General Partner will not knowingly and deliberately favor other client accounts over the Fund.  The Fund agrees that the General Partner shall not be deemed to be favoring another account over the Fund's account for purposes of this Agreement where the General Partner acts as described in the preceding paragraph and in the Prospectus.  If the General Partner's trading recommendations for the Fund are altered because of the application of speculative limits to the Fund's positions as a result of the trading activities of the General Partner, it will not modify the trading instructions to the Fund in such manner as to materially affect the Fund disproportionately compared with other client accounts.

5.                    TERM.  This Agreement shall continue in effect for twelve-month terms beginning as of the date hereof, or until its earlier termination as provided herein or upon (i) withdrawal of the General Partner either as trading advisor or general partner of the Fund or (ii) the termi-nation of the Fund as provided in the Partnership Agreement.  The Fund may terminate this Agreement as of the end of each twelve-month term on 60 days' prior written notice or upon written notice if (i) the General Partner's registration as a commodity trading advisor or membership in NFA is terminated or suspended; or (ii) the General Partner materially breaches this Agreement.

6.                    STANDARD OF LIABILITY AND INDEMNITIES.

(a)                    In acting as trading advisor, the General Partner shall not be liable to the Fund, or any of its or their successors or assigns, except that the General Partner shall be liable in such capacity to the Fund for losses, damages, costs, and expenses sustained by the Fund, or any of its successors or assigns as a result of (i) acts or omissions of the General Partner with respect to the Fund which constitute negli-gence or misconduct; (ii) a material breach by the General Partner of this Agree-ment; and (iii) a misleading or untrue statement of a material fact or omission to state a material fact relating to or concerning the General Partner in its capacity as trading advisor contained in the Prospectus.

(b)                    The General Partner shall indemnify, defend, and hold harmless the Fund from and against any and all losses, claims, damages, liabilities, costs, and expenses sus-tained by the Fund (including in connection with the defense or settlement of claims and in connection with any administrative proceedings), to the extent and only to the extent that the General Partner is liable to the Fund pursuant to the standard in Section 6(a) above.  The General Partner shall also reimburse any legal and other expenses rea-son-ably incurred by the Fund in connection with investigating or defending any loss, claim, damage, liability, cost, or expense covered by this indemnity.

7.                    REPRESENTATIONS AND WARRANTIES.  The General Partner represents and warrants that:

(a)          it has full capacity and authority to enter into this Agreement, and to provide the services required here-under;

(b)          it will not, by acting as trading advisor to the Fund, breach any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would limit or materially affect the performance of its duties under this Agreement;

(c)          it is duly registered as a commodity trading advisor and commodity pool operator under the CEA and is a member of NFA in such capacities and it will maintain and renew such registration and membership during the term of this Agreement;

(d)          all of the information in the Prospectus concerning the General Partner, including but not limited to the General Partner's composite performance records and notes thereto, is complete, true and accu-rate in all material respects and complies in all material respects with the CEA and the rules thereunder and the rules of the NFA provided the statement or omission was in conformity with infor-mation furnished by the General Partner for use therein;

(e)          it will promptly provide to the Fund the most current version of its CTA Dis-closure Document and any amendments thereto upon request; and

(f)          the within representations and war-ranties shall be continuing during the term of this Agreement and, if, at any time, any event has occurred which would make any of the foregoing not materially true, the General Partner will promptly notify the Fund.

8.                    NO GUARANTEE OF PERFORMANCE.  The General Partner makes no promises, representations, warranties or guarantees that any of its trading services to be rendered to the Fund will result in a profit or will not result in a loss to the Fund.

9.                    COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties, and no other agreement as to the matters referred to herein, verbal or otherwise, shall be binding upon the parties hereto.

10.                    ASSIGNMENT.  This Agreement may not be assigned by any party without the prior written consent of the other parties.

11.                    AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.

12.                    SUCCESSORS.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, their permitted successors and assigns.

13.                    SURVIVAL OF CERTAIN TERMS.  The Fund's obligation to pay fees to the General Partner for services rendered prior to any termina-tion of this Agreement pursuant to Section 3 and the indemnities set forth in Section 6 shall survive any termination of this Agreement.

14.                    NOTICES.  All notices required or desired to be delivered under this Agreement shall be delivered personally, by telex, telecopier or other means of electronic communication, or by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Fund:	Campbell Strategic Allocation Fund, L.P. c/o Campbell & Company, Inc. Court Towers Building 210 West Pennsylvania Avenue Baltimore, Maryland 21204

If to the General
Partners:	Campbell & Company, Inc. Court Towers Building 210 West Pennsylvania Avenue Baltimore, Maryland 21204

Copies to:	David M. Matteson, Esq. Kirkland & Ellis 200 East Randolph Drive Suite 5900 Chicago, Illinois 60601

All notices required or desired to be delivered under this Agreement shall be deemed delivered and received by the party to whom a notice is addressed upon such party's actual receipt of such notice.

15.                    GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CAMPBELL STRATEGIC ALLOCATION FUND, L.P.

By:	Campbell & Company, Inc.
the General Partner

By:	Campbell & Company, Inc.

CAMPBELL & COMPANY, INC.

By:	Campbell & Company, Inc.

January 12, 1993

Campbell & Company, Inc.
Court Towers Building
210 West Pennsylvania Avenue
Baltimore, Maryland  21204

Re:	Commodity Trading Authorization

Gentlemen:

Campbell Strategic Allocation Fund, L.P., a Delaware limited partnership, does hereby make, constitute and appoint you as its Attorney-in-Fact to purchase and sell com-mod-ity interests, including commodity futures contracts, through PaineWebber Incorporated, as commodity broker, in accordance with the Advisory Agreement between us dated as of the above date.

Very truly yours,

CAMPBELL STRATEGIC ALLOCATION FUND, L.P.

By:	Campbell & Company, Inc.
the General Partner

By:	Campbell & Company, Inc.